COBIZ FINANCIAL INC.,
BOKF MERGER CORPORATION NUMBER SIXTEEN
and
U.S. BANK NATIONAL ASSOCIATION
as Trustee
_______________
SECOND SUPPLEMENTAL INDENTURE
Dated as of October 1, 2018
To INDENTURE
Dated as of June 25, 2015
_______________
5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 1, 2018, by and among COBIZ FINANCIAL INC., a Colorado corporation (the “Old Issuer”), BOKF MERGER CORPORATION NUMBER SIXTEEN, an Oklahoma corporation (the “New Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (“Trustee”).
RECITALS
WHEREAS, the Old Issuer and the Trustee have entered into that certain Indenture, dated as of June 25, 2015 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of June 25, 2015 (together with the Base Indenture, the “Original Indenture” and together with this Second Supplemental Indenture, the “Indenture”), pursuant to which the Old Issuer has issued its 5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030 (the “Notes”);
WHEREAS, the Old Issuer is being merged with and into the New Issuer on or around the date of this Second Supplemental Indenture, with the New Issuer as the surviving entity (the “Merger”);
WHEREAS, in accordance with Section 5.1 of the Base Indenture, the New Issuer is delivering this Second Supplemental Indenture to expressly assume the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Old Issuer;
WHEREAS, the New Issuer, as successor to the Old Issuer, has or is delivering to the Trustee an Officer’s Certificate and Opinion of Counsel required by Sections 5.1, 9.7, 10.4 and 10.5 of the Base Indenture; and
WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Second Supplemental Indenture, and the New Issuer and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes, as follows:
1.Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Base Indenture.
2.Assumption.

Effective upon the consummation of the Merger (the “Effective Time”), the New Issuer hereby expressly assumes the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer.
3.Miscellaneous.

3.1.
Ratification. Except as expressly amended by this Second Supplemental Indenture, the Original Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the Effective Time, the Original Indenture shall be supplemented in accordance herewith, this Second Supplemental Indenture shall form a part of the Original Indenture for all purposes, each reference in the Original Indenture and the Notes to the Indenture shall mean and be a reference to the Original Indenture as amended hereby, and each reference in the Original Indenture and the Notes to CoBiz Financial Inc. shall mean and be a reference to BOKF Merger Corporation Number Sixteen, as successor to CoBiz Financial Inc.

3.2.	Address for Notices. All notices or other communications to be addressed to the Old Issuer as contemplated by Section 10.2 of the Indenture shall be addressed to the New Issuer:

BOKF Merger Corporation Number Sixteen
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74192
Attention: Steven E. Nell, Chief Financial Officer

Fax: (918) 588-6853
Email: snell@bokf.com

3.3.
Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

3.4.	New York Law To Govern. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3.5.
Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6.
Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

3.7.
Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to this Second Supplemental Indenture and their successors under this Second Supplemental Indenture and the Persons in whose names the Notes are registered from time to time, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

3.8.
Conflict with Original Indenture. If any provision of this Second Supplemental Indenture relating to the Notes is inconsistent with any provision of the Original Indenture, such provision of this Second Supplemental Indenture shall control.

3.9.
Provisions of Trust Indenture Act Controlling. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Second Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COBIZ FINANCIAL INC. By:__/s/ Lyne Andrich____________________ Name: Lyne AndrichName: Title: EVP, COO & CFO BOKF MERGER CORPORATION NUMBER SIXTEEN

By:_/s/ Steven E. Nell _________________
Name: Steven E. Nell
Title: Vice-President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:_/s/ Steven J. Gomes____________________
Name: Steven J. Gomes
Title: Vice President

Signature Page to Second Supplemental Indenture (for 2030 Notes)